Exhibit 99.6



                          SHAREHOLDERS AGREEMENT

     THIS AGREEMENT is entered into this 30th day of June 1998 by and among Applied Cellular Technology, Inc. ("ACT"), a Missouri corporation, ACT-GFX Canada, Inc. ("ACTsub"), an Ontario corporation, Scozul Enterprises Ltd. ("Scozul"), an Ontario Corporation, James D. Scott ("Scott") and Ground Effects Ltd. (the "Corporation").


                                    RECITALS

     WHEREAS ACTsub is the registered holder of a majority of the issued and outstanding shares in the capital of the "Corporation;

     AND WHEREAS Scozul is the registered holder of certain of the issued and outstanding shares in the capital of the Corporation (the "Scozul Shares");

     AND WHEREAS pursuant to an option agreement dated the date hereof between the Corporation and Scott (the "Option Agreement"), Scott has an option (the "Option") to acquire certain of the issued and outstanding shares in the capital of the Corporation (the "Optioned Shares");

     AND WHEREAS if the Optioned Shares were issued to Scott, the Optioned Shares together with the Scozul Shares would represent twenty percent (20%) of the issued and outstanding shares in the capital of the Corporation;

     AND WHEREAS the parties desire to enter into an agreement whereby Scott will have certain rights to put his shares in the Corporation to ACTsub;

     AND WHEREAS the parties desire to enter into a shareholders agreement to address the terms and conditions pursuant to which Scott and Scozul may elect, or may be required, to dispose of their shares in the capital of Corporation

     NOW THEREFORE in consideration of the respective covenants in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:




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                                    ARTICLE 1

                                       PUT

1.1 At any time following December 31, 2002, Scozul, or if Scott has exercised his Option pursuant to the Option Agreement, Scott and Scozul jointly, (Scozul, or Scott and Scozul jointly, as applicable are in this Article 1 referred to as the "Seller") shall be entitled to send a notice in writing (the "Notice") to each of ACT and ACTsub requiring ACTsub or ACT, as Seller may elect, (ACTsub or ACT as applicable are referred to in this Article 1 as the "Buyer") to purchase all, but not less than all, of the shares in the capital of the Corporation owned by Seller (the "Purchased Shares") and upon receipt of such notice Seller shall sell and Buyer shall purchase from Seller the Purchased Shares upon the terms and conditions hereinafter set forth.

1.2 The purchase price for the Purchased Shares (the "Purchase Price") shall be equal to the greater of (i) One Million Three Hundred Twenty Thousand Dollars ($1,320,000) and (ii) the average of four (4) times twenty percent (20%) of the audited EBIT for the Corporation for each of the two (2) consecutive calendar years prior to the year the Notice is sent.

For the purposes of this agreement, "EBIT" for any financial year of the Corporation shall mean the net income (excluding extraordinary gains or losses) of the Corporation before federal or provincial income taxes, depreciation and management fees as defined in the Reorganization Agreement, all as determined in accordance with Canadian accepted accounting principles, consistently applied.

1.3 The Purchase Price shall be paid in full by the Buyer by delivery of ACT shares with the price per ACT Share being the closing price of ACT Shares as listed in the Wall Street Journal on the day on which the Notice by Seller is delivered by the Seller.

1.4 The closing of the transaction of purchase and sale contemplated hereby shall take place at the office of the Corporation at 10:00 a.m. (the "Time of Closing") on the date which is thirty (30) days after receipt by the Buyer of the Notice (the "Closing Date").

1.5 The closing of the transaction set out herein shall be conditional upon the following:

     (i) all loans made by the Corporation in favour of Seller shall be satisfied on the Closing Date and any amounts due and owing to Seller as part of the Purchase Price hereunder shall be applied first in payment and satisfaction of any such loans; and

     (ii) any options to purchase shares in the capital of the Corporation outstanding to Seller at the time of Closing shall be cancelled and Seller shall deliver to the Corporation an acknowledgment and release of any such options.



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

In the event of a termination for cause of Scott pursuant to the employment agreement entered into between Scott and the Corporation dated the date hereof (the "Employment Agreement"), Scozul, or Scozul and the Employee jointly, as applicable, shall be deemed to have exercised the put set out above in such an event. For the purposes of determining the purchase price in such event, the applicable period shall be the period from the date hereof to the date of Scott's termination, in the event that such termination for cause occurs at a date within five (5) years of the date hereof.

In the event of the termination of Scott's employment pursuant to the Employment Agreement, Scozul, or Scozul and Scott jointly, as applicable shall be entitled at their option to exercise the put set out in this Article 1 immediately upon such termination or at any time thereafter, whether or not they would otherwise be entitled to exercise such put. For the purposes of calculating the purchase price pursuant to the put, the period to be considered, if such put is exercised prior to the expiry of five (5) years from the date hereof, shall be such period from the date hereof to the date of the exercise of the put. All other provisions of the put shall remain in full force and effect.


                                   ARTICLE TWO

                             RIGHT OF FIRST REFUSAL

2.1 Neither of ACTsub, Scozul, nor Scott (in this Article 2 referred to as a "Shareholder") shall entertain offers for the purchase of any of their shares in the capital of the Corporation nor make agreements for the sale, transfer or assignment or such Shares except upon compliance with this Article Two and subject to the terms and conditions hereinafter set forth:

     (i) no sale, transfer or assignment of Shares shall be considered by a Shareholder (the "Selling Shareholder") unless he or it shall have first received a bona fide offer (the "Third Party Offer") in writing from a third party (the "Third Party") dealing at arm's length with the Selling Shareholder, which Third Party shall be a responsible purchaser of good business reputation, to purchase all of the Shares of the Selling Shareholder;

     (ii) if the conditions of paragraph 2.1(i) are satisfied and the Selling Shareholder is prepared to accept the Third Party Offer, the Selling Shareholder shall, within ten (10) days of the receipt of such offer, deliver a copy of the Third Party Offer, together with the Selling Shareholder's offer (the "Selling Shareholder's Offer") to sell all of the Shares of the Selling Shareholder to the other Shareholder (for the purposes of this agreement, Scozul and Scott are considered as one Shareholder) upon the same terms and conditions as are contained in the Third Party Offer;

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

     (iii)the Shareholder receiving the Selling Shareholder's Offer shall have the first right and option to purchase the Shares to be sold by the Selling Shareholder for a period of thirty (30) days from the date of receipt of the Selling Shareholder's Offer such right and option to be exercised before the expiration of such thirty (30) days by notice in writing;

     (iv) if the other Shareholder accepts the Selling Shareholder's Offer within the time stipulated, he or it shall purchase all of the Shares owned by the Selling Shareholder upon the same terms and conditions as are contained in the Third Party Offer;

     (v) if the other Shareholders do not accept the Selling Shareholder Offer within the time stipulated in paragraph 2.1(iii) hereof or the Selling Shareholder shall accept the offer of, and complete the transaction with, the Third Party in accordance with the Third Party Offer.

2.2 If the completion of any sale of Shares to a Third Party in accordance with this Article Two would result in the said Third Party acquiring more than twenty per cent (20%) of the Shares, each of the Shareholders receiving the offer of the Selling Shareholder (hereinafter referred to as the "Offeree") shall have the further right, to be exercised by notice in writing to the Selling
Shareholder within the time limited for the acceptance of the Selling Shareholder's Offer, to require the Selling Shareholder to sell to the Third Party all but not less than all of the Shares owned or controlled by the Offeree upon the same terms and conditions as are contained in the Third Party Offer. If the Offeree exercises such right, the Selling Shareholder shall not complete the sale of its Shares unless all of the Shares of the Offeree who shall have so exercised such right are also sold to the Third Party on the same terms and conditions as are contained in the Third Party Offer.

2.3 Notwithstanding the provisions of Section 2.1, ACTsub shall be entitled to sell, transfer or assign its shares in the capital of the Corporation to any other member of the ACT group of companies provided such transferee becomes a party to this Shareholders Agreement by signing a counterpart hereof (a copy of each signed counterpart shall be delivered to each party hereto).

                                    ARTICLE 3

                          PUT/CALL UPON DEATH OF SCOTT

3.1 Upon the death of Scott, the estate of Scott collectively with Scozul shall be entitled immediately to exercise the put option contained in Article 1 hereof, upon the same terms and conditions set out therein.

3.2 If the estate of Scott has not  exercised  the put option set out in Section
3.1 above within sixty (60) days of the death of Scott, ACT or ACTsub as they may elect (in this Article 3 called the "Buyer") shall be entitled to send a notice in writing to the estate of Scott and Scozul (in this Article 3 Scozul

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

and the estate of Scott are collectively called the "Seller") requiring the Seller to sell to the Buyer all of the shares in the capital of the Corporation owned by the Seller (hereinafter in this Article called the "Purchased Shares"); and upon receipt of such notice the Seller shall sell to the Buyer and the Buyer shall purchase from the Seller the Purchased Shares upon the terms and conditions hereinafter set forth in Sections 1.2 through 1.4.

3.3 In the event of the exercise of the call right set out in this Section 3.2 by the Buyer, the closing of the purchase and sale shall be conditional upon:

     (a) all loans made by the Corporation in favour of the Seller or Scott, being satisfied on the Closing Date and the amounts due and owing to Scott or Scozul or Scott's estate as part of the Purchase Price shall be applied first to payment and satisfaction of any such loans in favour of Scott or Scozul; and

     (b) any options to purchase shares in the capital of the Corporation in favour of Scott which have not been exercised as at the death of Scott, shall be cancelled and the estate of Scott shall deliver to the Corporation an acknowledgment and release of any such options.

                                    ARTICLE 4

                                NO CAPITALIZATION

4.1 During the period that Scozul, and, if applicable Scott remains a shareholder of the Corporation, ACT and ACTsub hereby agree that neither of them shall take any action or cause any action to be taken which would result in the issuance of any shares, agreements, options or rights or privileges, capable to becoming an agreement, including convertible securities, warrants or convertible obligations of any nature for the purchase description, allotment or issuance of any unissued shares or other securities of the Corporation which would cause the aggregate of shares in the capital of the Corporation issued to Scozul and shares under option to Scott to be less than twenty percent (20%) of the issued and outstanding shares in the capital of the Corporation.

                                    ARTICLE 5

                                DRAG ALONG RIGHTS


5.1 In the event that ACTsub or its successor in interest receives an offer in writing by a third party dealing at arm's length with ACTsub, and provided that Scozul or, as applicable, Scozul and Scott have not exercised their right of first refusal pursuant to Article 2 hereof, ACTsub may, by notice in writing require Scozul or Scozul and Scott, as applicable, to sell all but not less than all of their shares in the capital of the Corporation to such third party purchasers upon the same terms and conditions as such sale shall take place with ACTsub. If Scott has not exercised the Option, at the time of such sale, such


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option  shall be  automatically  exercised  such that at the time of such  third party sale, Scozul and Scott collectively shall own 20% of the issued and outstanding shares of each class in the capital of the Corporation.

                                    ARTICLE 6

                                  ENCUMBRANCES

6.1 Scott hereby represents and warrants to ACT and ACTsub and acknowledges that ACT and ACTsub are relying upon such representation and warranty, that all of the registered and beneficial shareholders in the capital of Scozul are as follows: [Set out shareholders]. Scott hereby agrees that the voting control of Scozul shall not be changed, directly or indirectly whether by operation of law or otherwise from that as set out in this Section 6.1, without the prior written consent of ACT. If such prior consent is not contained and the control of Scozul changes as aforesaid, the call option granted to ACT and ACTsub upon the death of Scott as set forth in Article 3 hereof shall immediately apply mutatis mutandis.

6.2 Scott and Scozul hereby represent and warrant to ACT and ACTsub and acknowledge that ACT and ACTsub are relying upon such representation and warranty, that all of the issued and outstanding shares in the capital of the Corporation of which Scozul is the registered holder and option agreement and the option rights pursuant thereto which are held by Scott are free and clear of all mortgages, charges, pledges or other encumbrances and Scott and Scozul covenant and agree that all shares in the capital of the Corporation owned by Scozul and owned by Scott any time in the future, and the option agreement and the option rights represented thereby shall continue to be owned beneficially by Scott and Scozul as applicable and not as a nominee of any other party, free and clear of all mortgages, charges, pledges or other encumbrances during the term of this agreement.

                                    ARTICLE 7

                                     GENERAL

7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or if sent by prepaid first class registered or certified mail, return receipt requested, fax or recognized courier then upon receipt thereof to the following addresses:

To ACT and:                Applied Cellular Technology, Inc.
ACTsub                     400 Royal Palm Way
                           Suite 410
                           Palm Beach, FL
                           33480, U.S.A.
                           Fax No. (561) 366-0002



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

To Scozul and              Scozul Enterprises Ltd.
to Scott:                  and James Scott
                           4710 St. Clair Road
                           Stoney Point, Ontario  N0R 1N0

                           Attention: Mr. James Scott

To the Corporation:        Ground Effects Ltd.
                           2875 St. Etienne Blvd.
                           Windsor, Ontario  N8W 5B1

                           Attention: The President

with copies to:            Ann Watterworth
                           Cassels Brock & Blackwell
                           Suite 2100
                           40 King Street West
                           Toronto, Canada
                           M5H 3C2
                           Fax No. (416) 360-8877

with copies to:            Paul D. Creme, Esq.
                           Merra, Kanakis, Creme & Mellor, P.C.
                           60 Main Street
                           Nashua, NH  03060
                           Fax No. (603) 883-0750

7.2 For the purpose of this Agreement, Scott and Scozul shall be treated as one shareholder.

7.3 Time shall be of the essence of this Agreement.

7.4 This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Province of Ontario, and the laws of Canada applicable therein.

7.5 This Agreement and the rights and obligations hereunder shall enure to the benefit of and be binding upon the parties hereto and their respective successors. Except as contemplated herein, neither this Agreement, nor the rights of the parties hereunder shall be assignable, except with the written consent of the parties hereto.

7.6 This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes prior agreements relating thereto.

7.7 Each Party hereto hereby agrees that upon the written request of any other Party hereto, it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further


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documents  as are  within its power to cause the doing or  execution  of, as any other Party hereby may from time to time reasonably request be done and/or executed as may be required to consummate the transactions contemplated hereby or as may be necessary or desirable to effect the purpose of this Agreement or any document, agreement or instrument delivered pursuant hereto and to carry out their provisions or to better or more properly or fully evidence or give effect to the transactions contemplated hereby, whether before or after the Closing.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                         APPLIED CELLULAR TECHNOLOGY, INC.

                                         Per:  -----------------------------
                                               Garrett A. Sullivan
                                               Its duly authorized President

                                         ACT-GFX CANADA, INC.

                                         Per:  -----------------------------

                                                                             c/s
                                         Per:  -----------------------------

                                         SCOZUL ENTERPRISES LTD.

                                         Per:  -----------------------------

                                                                             c/s
                                         Per:  -----------------------------

                                         GROUND EFFECTS LTD.

                                         Per:  -----------------------------

                                                                             c/s
                                         Per:  -----------------------------

SIGNED, SEALED AND DELIVERED  )
        in the presence of:   )
                              )
----------------------------  )          -----------------------------------
         Witness              )          James D. Scott